EXHIBIT 10.4

Grantee:	Date of Award:
(the "Date of Award")
Address:

Number of Shares:	Restricted Stock Number:

RESTRICTED STOCK AGREEMENT

                    This Restricted Stock Agreement ("Agreement") is made as of October 14, 2004, between MANATRON, INC., a Michigan corporation ("Manatron"), and the grantee named above ("Grantee").

                    The Manatron, Inc. Stock Plan (the "Plan") is administered by the Compensation Committee of Manatron's Board of Directors (the "Committee"). The Committee has determined that Grantee is eligible to participate in the Plan. The Committee agrees to award restricted stock to Grantee, subject to the terms and conditions contained in this Agreement and in the Plan.

                    Grantee acknowledges receipt of a copy of the Plan and accepts this restricted stock award subject to all of the terms, conditions, and provisions of this Agreement and the Plan.

          1.          Award.  Manatron hereby awards to Grantee, as of the Date of Award, shares of Manatron's common stock, no par value, as set forth above, and subject to conditions and restrictions imposed under this Agreement and the Plan (the "Restricted Stock").

          2.          Transferability.  Until the restrictions lapse as set forth in paragraph 3 below, the Plan provides that Restricted Stock granted under this Agreement is generally not transferable by Grantee except by will or according to the laws of descent and distribution, and further provides that all rights with respect to the Restricted Stock are exercisable during Grantee's lifetime only by Grantee, Grantee's guardian, or legal representative. Manatron shall place an appropriate legend upon any certificate representing shares of Restricted Stock awarded under this Agreement and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

          3.          Lapsing of Restrictions.  Except as otherwise provided in this Agreement, the restrictions imposed on the Restricted Stock awarded pursuant to this Agreement shall lapse ______________________. The periods during which Restricted Stock is subject to restrictions imposed by the Plan and under this Agreement shall be known as "Restricted Periods."

          4.          Securities Laws.

                    (a)          The Restricted Stock award under this Agreement is conditional upon (ii) the effective registration of the Plan and the Restricted Stock granted thereunder under the Securities Act of 1933 and the effective registration or exemption of the Plan and the Restricted Stock granted thereunder under applicable state or foreign securities laws, and (ii) the effective listing of the stock on any applicable securities exchange or quotation system.

                    (b)          Grantee hereby represents and warrants that Grantee is acquiring the Restricted Stock awarded under this Agreement for Grantee's own account and investment and without any intent to resell or distribute the Restricted Stock. Grantee shall not resell or distribute the Restricted Stock after any Restricted Period except in compliance with such conditions as Manatron may reasonably specify to ensure compliance with federal and state securities laws.

          5.          Termination of Director Status.  Subject to certain exemptions as set forth in the Plan, the Plan generally provides that if Grantee's directorship status with Manatron is terminated during any Restricted Period for any reason other than Grantee's death, disability, Retirement, or termination for cause, all Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to Manatron. The Plan also generally provides that if Grantee's directorship status with Manatron is terminated because of death, disability, or Retirement during any Restricted Period, the restrictions applicable to Grantee's shares of Restricted Stock shall terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of Restricted Stock granted to Grantee multiplied by the number of full months that have lapsed since the date of grant divided by the total number of full months in the Restricted Period. All remaining shares shall be forfeited and returned to Manatron. If Grantee is terminated for cause, Grantee shall have no further right to receive any Restricted Stock, and all Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to Manatron.

          6.          Shareholder Rights.  During the Restricted Period, Grantee shall have all voting, dividend, liquidation, and other rights with respect to the Restricted Stock held of record by Grantee as if Grantee held unrestricted common stock; provided, however, that the unvested portion of any Restricted Stock award shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Agreement or the Plan. Any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as the shares to which such dividends or distributions relate. After the restrictions applicable to the Restricted Stock lapse, Grantee shall have all shareholder rights, including the right to transfer the shares, subject to such conditions as Manatron may reasonably specify to ensure compliance with federal and state securities laws.

          7.          Withholding.  Manatron shall be entitled to (a) withhold and deduct from Grantee's future wages (or from other amounts that may be due and owing to Grantee from Manatron), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to the Restricted Stock award under this Agreement, including, without limitation, the award or vesting of, or payments of dividends with respect to, the Restricted Stock; or (b) require Grantee promptly to remit the amount of such withholding to Manatron before taking any action with respect to the Restricted Stock. Unless the Committee provides otherwise, withholding may be satisfied by withholding common stock to be received or by delivery to Manatron of previously owned common stock of Manatron.

          8.          Effective Date.  This Agreement shall be effective as of October 14, 2004.

          9.          Amendment.  This Agreement shall not be modified except in a writing executed by the parties to this Agreement.

          10.        Agreement Controls.  The Plan is incorporated in this Agreement by reference. Capitalized terms not defined in this Agreement shall have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of this Agreement shall control.

MANATRON, INC.

By
Paul R. Sylvester
President and Chief Executive Officer

GRANTEE

Signature

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